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Ryan Hymel, EVP and Chief Financial Officer
(571) 529-6113

Playa Hotels & Resorts N.V. Reports First Quarter 2020 Results

Fairfax, VA, May 11, 2020 – Playa Hotels & Resorts N.V. (the “Company” or “Playa”) (NASDAQ: PLYA) today announced results of operations for the three months ended March 31, 2020.

Three Months Ended March 31, 2020 Results

▪	Net Loss was $22.6 million compared to Net Income of $43.0 million in 2019

▪	Adjusted Net Income was $1.5 million compared to $46.9 million in 2019

▪	Net Package RevPAR decreased 19.1% versus 2019 to $197.55, driven by a 1,350 basis point decrease in Occupancy, and a 2.7% decrease in Net Package ADR

▪	Comparable Net Package RevPAR decreased 18.6% versus 2019 to $212.61, driven by a 1,290 basis point decrease in Occupancy, and a 4.0% decrease in Net Package ADR

▪	Owned Resort EBITDA decreased 26.3% versus 2019 to $60.7 million

▪	Owned Resort EBITDA Margin decreased 8.2 percentage points versus 2019 to 35.6%

▪	Adjusted EBITDA decreased 32.7% versus 2019 to $50.3 million

▪	Adjusted EBITDA Margin decreased 10.2 percentage points versus 2019 to 29.4%

“Prior to the impact of the COVID-19 pandemic, Playa had an excellent start to 2020, with trends through the end of February up nicely across most of our footprint as Mexico and the Dominican Republic began to see steady improvement. While COVID-19 has caused unprecedented disruption to travel and tourism across the globe, I am fully confident that tourists will return to our destinations supported by our forward bookings. The pending sale of two resorts will enhance our liquidity profile and allow us to focus on matters within our control and our fundamental objective: to deliver unparalleled service from the heart while generating strong returns. To capture market share when the demand returns, we are working tirelessly with our brand partners to implement industry-leading safety protocols and carefully targeting our sales & marketing efforts to come out of this crisis in a stronger competitive position than before.
Finally, I would like to thank all of our associates for their unwavering vigilance and commitment to service excellence during this difficult period. I hope the worst is behind us and I believe we are uniquely positioned to play offense and deliver an even better guest experience!”
– Bruce D. Wardinski, Chairman and CEO of Playa Hotels & Resorts

COVID Update

The COVID-19 pandemic and the public health measures that have been undertaken in response have had a significant adverse impact on the global economy, the travel and hospitality industries and our business starting in the first quarter of 2020. The effects of the COVID-19 pandemic, including related government restrictions, border closings, quarantines, “shelter-in-place” orders and “social distancing,” have significantly disrupted global leisure travel, and has adversely impacted global commercial activity, including contributing to worldwide economic contraction and rising unemployment. We expect that the economic fallout will create headwinds for leisure travel even after the current government restrictions are lifted. Due to the spread of the COVID-19 pandemic and in response to related governmental restrictions and advisories, reductions in scheduled commercial airline service and potential health risks to our employees and guests, we temporarily suspended operations at all of our resorts in late March 2020 and intend to have our operations suspended through June 2020.
The suspension of operations at all of our resorts, which account for substantially all of our revenue, has had a significant adverse effect on our liquidity. As of April 30, 2020 we have approximately $58.9 million of available cash. We have taken the following measures to mitigate the impact of the effects of the COVID-19 pandemic on our liquidity position:

•
we have entered into an agreement to sell the Jewel Dunn's River Beach Resort & Spa and the Jewel Runaway Bay Beach Resort & Waterpark for a total cash consideration of $60.0 million. The cash consideration is not reflected in our April 30, 2020 cash balance. The transaction is expected to close during the second quarter of 2020;

•	we borrowed an additional $40.0 million under our Revolving Credit Facility in March 2020, increasing the amount outstanding on the facility to $85.0 million;

•
the temporary suspension of operations of all of our resorts will significantly reduce the variable cost components of our resort-level operating expenses, including resort franchise and franchise-related fees, management fees and expenses related to our resort employees;

•	we have deferred all of our non-critical capital expenditures planned for 2020 and intend to spend a very minimal amount;

•	we have adopted voluntary senior executive salary reductions, including reducing our Chief Executive Officer’s salary by 100%;

•	we have imposed compensation cuts broadly throughout our corporate workforce and canceled all non-essential corporate travel and spending;

•
we have temporarily suspended repurchases of our ordinary shares under our share repurchase program until we have more visibility into the longer-term impact of COVID-19 and economic conditions improve;

•	given consumers’ inability to travel, we have also significantly reduced marketing expenditures; and

•
we are actively pursuing a range of alternatives to raise additional capital, including additional bank financing, the private placement of debt or equity securities, and the sale of assets. We are also currently engaged in discussions with the lenders under our Revolving Credit Facility to amend certain financial covenants.

In addition, the recent decrease in the size of our Board of Directors to align with the Company’s size and needs will further reduce expenses.
We cannot predict when the effects of the pandemic will subside, and thus we cannot predict when we will be able to reopen our resorts or when our business will return to normalized levels. There also can be no guarantee that when the effects of the pandemic subside, the demand for lodging, and consumer confidence in travel generally, will recover as quickly as other industries. The longer and more severe the pandemic, the greater the material adverse effect the pandemic will have on our business, results of operations, cash flows, financial condition, access to credit markets and ability to service our indebtedness. See “Part II - Item 1A. Risk Factors” included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 for additional information.

Financial and Operating Results

The following table sets forth information with respect to the operating results of our total portfolio and comparable portfolio for the three months ended March 31, 2020 and 2019 ($ in thousands):
Total Portfolio

	Three Months Ended March 31,
	2020	2019	Change
Occupancy	66.6%	80.1%	(13.5	)pts
Net Package ADR	$296.68	$304.88	(2.7)%
Net Package RevPAR	$197.55	$244.20	(19.1)%
Total Net Revenue (1)	$171,164	$188,941	(9.4)%
Owned Net Revenue (2)	$170,504	$188,005	(9.3)%
Owned Resort EBITDA (3)	$60,669	$82,357	(26.3)%
Owned Resort EBITDA Margin	35.6%	43.8%	(8.2	)pts
Other corporate	$10,971	$8,506	29.0%
Management Fee Revenue	$645	$934	(30.9)%
Adjusted EBITDA (4)	$50,343	$74,785	(32.7)%
Adjusted EBITDA Margin	29.4%	39.6%	(10.2	)pts
Comparable Portfolio (5)

	Three Months Ended March 31,
	2020	2019	Change
Occupancy	71.4%	84.3%	(12.9	)pts
Net Package ADR	$297.72	$310.03	(4.0)%
Net Package RevPAR	$212.61	$261.20	(18.6)%
Total Net Revenue (1)	$139,495	$167,748	(16.8)%
Owned Net Revenue (2)	$138,835	$166,812	(16.8)%
Owned Resort EBITDA (3)	$51,629	$72,774	(29.1)%
Owned Resort EBITDA Margin	37.2%	43.6%	(6.4	)pts
Other corporate	$10,971	$8,506	29.0%
Management Fee Revenue	$645	$934	(30.9)%
Adjusted EBITDA (4)	$41,303	$65,202	(36.7)%
Adjusted EBITDA Margin	29.6%	38.9%	(9.3	)pts

(1)
Total Net Revenue represents revenue from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees, as well as revenue from other goods, services and amenities not included in the all-inclusive package. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment as they are already excluded from revenue in accordance with U.S. GAAP. A description of how we compute Total Net Revenue and a reconciliation of Total Net Revenue to total revenue can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below. Total Net Revenue also includes all Management Fee Revenue.

(2)	Owned Net Revenue excludes Management Fee Revenue and MICE (meetings, incentives, conventions and events) revenue.

(3)
A description of how we compute Owned Resort EBITDA and a reconciliation of net income to Owned Resort EBITDA can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below.

(4)
A description of how we compute Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below.

(5)
For the three months ended March 31, 2020, the comparable portfolio excludes the following non-comparable resorts: Hilton La Romana All-Inclusive Resort, Hilton Playa del Carmen All-Inclusive Resort, and Hyatt Ziva and Hyatt Zilara Cap Cana.

Balance Sheet

As of March 31, 2020, the Company held $69.6 million in cash and cash equivalents. Total interest-bearing debt was $1,063.5 million, comprised of our term loan secured debt due 2024 and outstanding balance on the company's Revolving Credit Facility. Effective March 29, 2018, we entered into two interest rate swaps to fix LIBOR at 2.85% on $800.0 million of our variable rate Term Loan. As of March 31, 2020, there was $85.0 million outstanding on the Company’s Revolving Credit Facility. Due to covenant restrictions on our Revolving Credit Facility, the remaining $15.0 million of the facility is currently not available for future draws. We are currently engaged in discussions with our lenders under our Revolving Credit Facility to amend certain financial covenants.
We have spent $263.0 million on the development of our new 750-room Hyatt Ziva and Hyatt Zilara Cap Cana, inclusive of land costs. Adjusting for this construction-in-progress spending, our LTM Adjusted EBITDA net leverage stood at 5.8x as of March 31, 2020.
Earnings Call

The Company will host a conference call to discuss its first quarter results on Tuesday, May 12, 2020 at 11:00 a.m. (Eastern Standard Time). The conference call can be accessed by dialing (833) 683-7154 for domestic participants and (409) 983-9744 for international participants. The conference ID number is 2170386. Additionally, interested parties may listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Tuesday, May 12, 2020. This replay will run through Tuesday, May 19, 2020. The access number for a taped replay of the conference call is (855) 859-2056 or (404) 537-3406 using the same conference ID number. There will also be a webcast of the conference call accessible on the Company’s investor relations website at www.investors.playaresorts.com.

About the Company

Playa is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. Playa owns and/or manages a total portfolio consisting of 23 resorts (8,690 rooms) located in Mexico, Jamaica, and the Dominican Republic. In Mexico, Playa owns and manages the Hyatt Zilara Cancún, Hyatt Ziva Cancún, Panama Jack Resorts Cancún, Panama Jack Resorts Playa del Carmen, Hilton Playa del Carmen All-Inclusive Resort, Hyatt Ziva Puerto Vallarta and Hyatt Ziva Los Cabos. In Jamaica, Playa owns and manages the Hyatt Zilara Rose Hall, the Hyatt Ziva Rose Hall, Hilton Rose Hall Resort & Spa, Jewel Dunn’s River Beach Resort & Spa, Jewel Grande Montego Bay Resort & Spa, Jewel Runaway Bay Beach Resort & Waterpark and Jewel Paradise Cove Beach Resort & Spa. In the Dominican Republic, Playa owns and manages the Hilton La Romana All-Inclusive Family Resort, the Hilton La Romana All-Inclusive Adult Resort, the Hyatt Ziva Cap Cana, and the Hyatt Zilara Cap Cana. Playa also owns four resorts in Mexico and the Dominican Republic that are managed by a third party and Playa manages the Sanctuary Cap Cana in the Dominican Republic.

Forward-Looking Statements

This press release contains ‘‘forward-looking statements,’’ as defined by federal securities laws. Forward-looking statements reflect Playa’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various factors that could cause actual outcomes or results to differ materially from those indicated in these statements. including the risks described under the section entitled “Risk Factors” in Playa’s Annual Report on Form 10-K, filed with the SEC on February 27, 2020 and Form 8-K filed April 2, 2020, as such factors may be updated from time to time in Playa’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Playa’s filings with the SEC. Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the adverse effects of the current COVID-19 pandemic on the financial condition, operating results and cash flows of Playa, the airlines that service the locations where Playa owns resorts, the short and longer-term demand for travel, the global economy and the local economies where Playa owns its resorts, and the financial markets. As a result of the COVID-19 pandemic all of Playa’s resorts have temporarily suspended operations. The extent to which the COVID-19 pandemic will impact Playa and consumer behavior will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, including magnitude of its impact on unemployment rates and consumer discretionary spending, among others. While forward-looking statements reflect Playa’s good faith beliefs, they are not guarantees of future performance. Playa disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Playa (or to third parties making the forward-looking statements).

Definitions of Non-U.S. GAAP Measures and Operating Statistics

Occupancy
“Occupancy” represents the total number of rooms sold for a period divided by the total number of rooms available during such period. The total number of rooms available excludes any rooms considered “Out of Order” due to renovation or a temporary problem rendering them inadequate for occupancy for an extended period of time. Occupancy is a useful measure of the utilization of a resort’s total available capacity and can be used to gauge demand at a specific resort or group of properties during a given period. Occupancy levels also enable us to optimize Net Package ADR by increasing or decreasing the stated rate for our all-inclusive packages as demand for a resort increases or decreases.
Net Package Average Daily Rate (“Net Package ADR”)
“Net Package ADR” represents total Net Package Revenue for a period divided by the total number of rooms sold during such period. Net Package ADR trends and patterns provide useful information concerning the pricing environment and the nature of the guest base of our portfolio or comparable portfolio, as applicable. Net Package ADR is a commonly used performance measure in the all-inclusive segment of the lodging industry, and is commonly used to assess the stated rates that guests are willing to pay through various distribution channels.
Net Package Revenue per Available Room (“Net Package RevPAR”)
“Net Package RevPAR” is the product of Net Package ADR and the average daily occupancy percentage. Net Package RevPAR does not reflect the impact of non-package revenue. Although Net Package RevPAR does not include this additional revenue, it generally is considered the key performance measure in the all-inclusive segment of the lodging industry to identify trend information with respect to net room revenue produced by our portfolio or comparable portfolio, as applicable, and to evaluate operating performance on a consolidated basis or a regional basis, as applicable.
Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue
“Net Package Revenue” is derived from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Revenue is recognized, net of discounts and rebates, when the rooms are occupied and/or the relevant services have been rendered. Advance deposits received from guests are deferred and included in trade and other payables until the rooms are occupied and/or the relevant services have been rendered, at which point the revenue is recognized.

“Net Non-package Revenue” represents all other revenues earned from the operations of our resorts, other than Net Package Revenue, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Net Non-package Revenue includes revenue associated with guests' purchases of upgrades, premium services and amenities, such as premium rooms, dining experiences, wines and spirits and spa packages, which are not included in the all-inclusive package. Revenue not included in a guest’s all-inclusive package is recognized when the goods are consumed.
“Owned Net Revenue” represents Net Package Revenue and Net Non-package Revenue. Owned Net Revenue represents a key indicator to assess the overall performance of our business and analyze trends, such as consumer demand, brand preference and competition. In analyzing our Owned Net Revenues, our management differentiates between Net Package Revenue and Net Non-package Revenue. Guests at our resorts purchase packages at stated

rates, which include room accommodations, food and beverage services and entertainment activities, in contrast to other lodging business models, which typically only include the room accommodations in the stated rate. The amenities at all-inclusive resorts typically include a variety of buffet and á la carte restaurants, bars, activities, and shows and entertainment throughout the day.
“Management Fee Revenue” is derived from fees earned for managing hotels owned by third-parties. The fees earned are typically composed of a base fee, which is computed as a percentage of revenue, and an incentive fee, which is computed as a percentage of profitability.
“Total Net Revenue” represents Net Package Revenue, Net Non-package Revenue and Management Fee Revenue. “Cost Reimbursements” is excluded from Total Net Revenue as it is not considered a key indicator of financial and operating performance. Cost Reimbursements is derived from the reimbursement of certain costs incurred by Playa on behalf of resorts managed by Playa and owned by third parties. This revenue is fully offset by reimbursable costs and has no net impact on operating income or net (loss) income.
The following table shows a reconciliation of Net Package Revenue, Net Non-package Revenue and Management Fee Revenue to total revenue for the three months ended March 31, 2020 and 2019 ($ in thousands):
Total Portfolio

	Three Months Ended March 31,
	2020	2019
Net Package Revenue
Comparable Net Package Revenue	$119,762	$145,216
Non-comparable Net Package Revenue	28,334	18,571
Net Package Revenue	148,096	163,787

Net Non-package Revenue
Comparable Net Non-package Revenue	19,088	21,598
Non-comparable Net Non-package Revenue	3,335	2,622
Net Non-package Revenue	22,423	24,220

Management Fee Revenue
Comparable Management Fee Revenue	645	934
Non-comparable Management Fee Revenue	—	—
Management Fee Revenue	645	934

Total Net Revenue
Comparable Total Net Revenue	139,495	167,748
Non-comparable Total Net Revenue	31,669	21,193
Total Net Revenue	171,164	188,941
Compulsory tips	5,114	6,267
Cost Reimbursements	950	588
Total revenue	$177,228	$195,796

EBITDA, Adjusted EBITDA, Owned Resort EBITDA, Owned Resort EBITDA Margin and Adjusted EBITDA Margin
We define EBITDA, a non-U.S. GAAP financial measure, as net income or loss, determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax and depreciation and amortization expense. We define Adjusted EBITDA, a non-U.S. GAAP financial measure, as EBITDA further adjusted to exclude the following items:

•	Other expense

•	Pre-opening expense

•	Transaction expenses

•	Severance expense

•	Other tax expense

•	Gain on property damage insurance proceeds

•	Share-based compensation

•	Loss on extinguishment of debt

•
Other items which may include, but are not limited to the following: management contract termination fees; gains or losses from legal settlements; repairs from hurricanes and tropical storms; impairment losses and Jamaica delayed opening accrual reversals.

We include the non-service cost components of net periodic pension cost recorded within other expense in the Condensed Consolidated Statements of Operations in calculating Adjusted EBITDA as they are considered part of our ongoing resort operations.
“Owned Resort EBITDA” represents Adjusted EBITDA before corporate expenses and Management Fee Revenue.
“Owned Resort EBITDA Margin” represents Owned Resort EBITDA as a percentage of Owned Net Revenue.
“Adjusted EBITDA Margin” represents Adjusted EBITDA as a percentage of Total Net Revenue.
Adjusted Net Income
“Adjusted Net Income” represents net income or loss attributable to Playa, determined in accordance with U.S. GAAP, excluding special items which are not reflective of our core operating performance, such as one-time expenses related to transaction expenses.
Non-U.S. GAAP Measures
We believe that each of Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Total Net Revenue, Net Package ADR, Net Package RevPAR and Net Direct Expenses are useful to investors as they reflect our operating results by excluding compulsory tips. These tips have a margin of zero and do not represent our operating results.
We also believe that Adjusted EBITDA is useful to investors for two principal reasons. First, we believe Adjusted EBITDA assists investors in comparing our performance over various reporting periods on a consistent basis by removing from our operating results the impact of items that do not reflect our core operating performance. For example, changes in foreign exchange rates (which are the principal driver of changes in other expense), and expenses related to capital raising, strategic initiatives and other corporate initiatives, such as expansion into new markets (which are the principal drivers of changes in transaction expenses), are not indicative of the operating performance of our resorts. The other adjustments included in our definition of Adjusted EBITDA relate to items that occur infrequently and therefore would obstruct the comparability of our operating results over reporting periods. For example, revenue from insurance policies, other than business interruption insurance policies, is infrequent in nature, and we believe excluding these expense and revenue items permits investors to better evaluate the core operating performance of our resorts over time. We believe Adjusted EBITDA Margin provides our investors a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful.
The second principal reason that we believe Adjusted EBITDA is useful to investors is that it is considered a key performance indicator by our board of directors (our “Board”) and management. In addition, the compensation committee of our Board determines the annual variable compensation for certain members of our management based, in part, on consolidated Adjusted EBITDA. We believe that Adjusted EBITDA is useful to investors because it provides investors with information utilized by our Board and management to assess our performance and may (subject to the limitations described below) enable investors to compare the performance of our portfolio to our competitors.
Adjusted Net Income is non-GAAP performance measure that provides meaningful comparisons of ongoing operating results, by removing from net income the impact of items that do not reflect our normalized operations.
Our non-U.S. GAAP financial measures are not substitutes for revenue, net income or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these limitations, our non-U.S. GAAP financial measures should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented. A reconciliation of net income as computed under U.S. GAAP to Adjusted Net Income is presented below.
Comparable Non-U.S. GAAP Measures
We believe that presenting Adjusted EBITDA, Total Net Revenue, Net Package Revenue and Net Non-package Revenue on a comparable basis is useful to investors because these measures include only the results of resorts owned and in operation for the entirety of the periods presented and thereby eliminate disparities in results due to the acquisition or disposition of resorts or the impact of resort closures or re-openings in connection with redevelopment or renovation projects. As a result, we believe these measures provide more consistent metrics for comparing the performance of our operating resorts. We calculate Comparable Adjusted EBITDA, Comparable Total Net Revenue, Comparable Net Package Revenue and Comparable Net Non-package Revenue as the total amount of each respective measure less amounts attributable to non-comparable resorts, by which we mean resorts that were not owned or in operation during some or all of the relevant reporting period.
Our comparable resorts for the three months ended March 31, 2020 exclude the following: Hilton La Romana All-Inclusive Resort and Hilton Playa del Carmen All-Inclusive Resort, which were under renovations in 2019, and Hyatt Ziva and Hyatt Zilara Cap Cana, a ground-up development opened during November 2019.
A reconciliation of net income as computed under U.S. GAAP to comparable Adjusted EBITDA is presented below. For a reconciliation of Comparable Net Package Revenue, Comparable Net Non-package Revenue, Comparable Management Fee Revenue and Comparable Total Net Revenue to total revenue as computed under U.S. GAAP, see “Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue” in this section.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Owned Resort EBITDA
($ in thousands)

The following is a reconciliation of our U.S. GAAP net (loss) income to EBITDA, Adjusted EBITDA, Owned Resort EBITDA and Comparable Owned Resort EBITDA for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020	2019
Net (loss) income	$(22,556)	$42,988
Interest expense	20,955	14,194
Income tax provision (benefit)	1,111	(10,547)
Depreciation and amortization	24,959	22,311
EBITDA	24,469	68,946
Other expense (a)	3,906	602
Share-based compensation	3,223	2,748
Pre-opening expenses	—	89
Transaction expense (b)	586	1,967
Severance expense (c)	1,198	—
Other tax expense (d)	237	359
Goodwill impairment loss (e)	16,173	—
Non-service cost components of net periodic pension cost (f)	551	74
Adjusted EBITDA	50,343	74,785
Other corporate	10,971	8,506
Management fee income	(645)	(934)
Owned Resort EBITDA	60,669	82,357
Less: Non-comparable Owned Resort EBITDA	9,040	9,583
Comparable Owned Resort EBITDA (g)	$51,629	$72,774

(a)	Represents changes in foreign exchange and other miscellaneous expenses or income.

(b)
Represents expenses incurred in connection with corporate initiatives, such as: debt refinancing costs; other capital raising efforts; the redesign and build-out of our internal controls and strategic initiatives, such as the launch of a new resort or possible expansion into new markets.

(c)	Represents expenses incurred for employee terminations.

(d)
Relates primarily to a Dominican Republic asset/revenue tax, which is an alternative tax to income tax in the Dominican Republic. We eliminate this expense from Adjusted EBITDA because it is substantially similar to the income tax provision we eliminate from our calculation of EBITDA.

(e)
Represents the impairment loss on the goodwill of our Jewel Paradise Cove Beach Resort & Spa, Jewel Dunn's River Beach Resort and Jewel Runaway Bay Beach Resort & Waterpark reporting units recognized during the first quarter of 2020.

(f)
Represents the non-service cost components of net periodic pension cost recorded within other expense in the Condensed Consolidated Statement of Operations. Previously, these expenses were presented within direct expense. We include these costs for the purposes of calculating Adjusted EBITDA as they are considered part of our ongoing resort operations.

(g)
Comparable resorts for the three months ended March 31, 2020 exclude the following: Hilton La Romana All-Inclusive Resort and Hilton Playa del Carmen All-Inclusive Resort, which were under renovation in 2019, and Hyatt Ziva and Hyatt Zilara Cap Cana, a ground-up development opened during November 2019.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to Adjusted Net Income
($ in thousands)

The following table reconciles our net (loss) income to Adjusted Net Income for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020	2019
Net (loss) income	$(22,556)	$42,988
Reconciling items
Transaction expense (a)	586	1,967
Change in fair value of interest rate swaps (b)	6,369	2,001
Goodwill impairment loss (c)	16,173	—
Severance expense (d)	1,198	—
Total reconciling items before tax	24,326	3,968
Income tax provision for reconciling items	(285)	(85)
Total reconciling items after tax	24,041	3,883
Adjusted net income	$1,485	$46,871

(a)
Represents expenses incurred in connection with corporate initiatives, such as: debt refinancing costs; other capital raising efforts; the redesign and build-out of our internal controls and strategic initiatives, such as the launch of a new resort or possible expansion into new markets.

(b)	Represents the change in fair value, excluding interest paid and accrued, of our interest rate swaps recognized as interest expense in our Condensed Consolidated Statements of Operations.

(c)
Represents the impairment loss on the goodwill of our Jewel Paradise Cove Beach Resort & Spa, Jewel Dunn's River Beach Resort and Jewel Runaway Bay Beach Resort & Waterpark reporting units recognized during the first quarter of 2020.

(d)	Represents expenses incurred for employee terminations.

The following table presents the impact of Adjusted Net Income on our diluted earnings per share for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020	2019
Adjusted net income	$1,485	$46,871

(Losses) earnings per share - Diluted	$(0.17)	$0.33
Total reconciling items impact per diluted share	0.19	0.03
Adjusted earnings per share - Diluted	$0.02	$0.36

Playa Hotels & Resorts N.V.
Condensed Consolidated Balance Sheet
($ in thousands, except share data)
(unaudited)

	As of March 31,	As of December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$69,610	$20,931
Trade and other receivables, net	61,912	71,250
Accounts receivable from related parties	5,436	5,401
Inventories	17,197	16,649
Prepayments and other assets	43,816	44,691
Property and equipment, net	1,915,097	1,929,914
Goodwill, net	62,166	78,339
Other intangible assets	8,400	8,408
Deferred tax assets	20,568	21,381
Total assets	$2,204,202	$2,196,964
LIABILITIES AND SHAREHOLDERS' EQUITY
Trade and other payables	$171,825	$181,603
Payables to related parties	9,791	7,620
Income tax payable	2,276	3,252
Debt	1,063,472	1,040,658
Derivative financial instruments	53,349	31,932
Other liabilities	31,180	24,307
Deferred tax liabilities	99,628	97,941
Total liabilities	$1,431,521	$1,387,313
Commitments and contingencies
Shareholders' equity
Ordinary shares (par value €0.10; 500,000,000 shares authorized, 131,465,397 shares issued and 129,274,693 shares outstanding as of March 31, 2020, and 130,967,671 shares issued and 129,121,576 shares outstanding as of December 31, 2019)	14,270	14,215
Treasury shares (at cost, 2,190,704 shares as of March 31, 2020 and 1,846,095 shares as of December 31, 2019)	(16,622)	(14,088)
Paid-in capital	1,004,256	1,001,088
Accumulated other comprehensive loss	(39,745)	(24,642)
Accumulated deficit	(189,478)	(166,922)
Total shareholders' equity	772,681	809,651
Total liabilities and shareholders' equity	$2,204,202	$2,196,964

Playa Hotels & Resorts N.V.
Condensed Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue
Package	$153,055	$169,792
Non-package	22,578	24,482
Management fees	645	934
Cost reimbursements	950	588
Total revenue	177,228	195,796
Direct and selling, general and administrative expenses
Direct	97,898	93,743
Selling, general and administrative	33,832	31,828
Pre-opening	—	89
Depreciation and amortization	24,959	22,311
Reimbursed costs	950	588
Goodwill impairment loss	16,173	—
Direct and selling, general and administrative expenses	173,812	148,559
Operating income	3,416	47,237
Interest expense	(20,955)	(14,194)
Other expense	(3,906)	(602)
Net (loss) income before tax	(21,445)	32,441
Income tax (provision) benefit	(1,111)	10,547
Net (loss) income	$(22,556)	$42,988

Earnings per share
(Losses) earnings per share - Basic	$(0.17)	$0.33
(Losses) earnings per share - Diluted	$(0.17)	$0.33
Weighted average number of shares outstanding during the period - Basic	129,286,708	130,540,057
Weighted average number of shares outstanding during the period - Diluted	129,286,708	130,770,356

Playa Hotels & Resorts N.V.
Consolidated Debt Summary - As of March 31, 2020
($ in millions)

	Maturity			Applicable Rate	LTM Interest (4)
Debt	Date	# of Years	Balance
Revolving credit facility (1)	Apr-22	2.1	$85.0	4.1%	$1.7
Term loan (2)	Apr-24	4.1	983.9	5.3%	54.9
Total debt			$1,068.9	5.2%	$56.6
Less: cash and cash equivalents (3)			69.6
Net debt (face)			$999.3
Less: Cap Cana spending to date			263.0
Adjusted net debt			$736.3

(1)
As of March 31, 2020, the total borrowing capacity under our Revolving Credit Facility was $15.0 million. The interest rate on outstanding balances of our revolving credit facility is L+300 bps with no LIBOR floor. As of March 31, 2020, the commitment fee on undrawn balances of our Revolving Credit Facility was 0.5%. Due to covenant restrictions on our Revolving Credit Facility, the remaining $15.0 million of the facility is currently not available for future draws.

(2)
The interest rate on our term loan is L+275 bps with a LIBOR floor of 1%. The effective interest rate was 5.25% as of March 31, 2020, which includes the LIBOR rate that was locked in on March 27, 2020 for the 1-month period of March 31, 2020 to April 29, 2020. Effective March 29, 2018, we entered into two interest rate swaps to mitigate the long term interest rate risk inherent in our variable rate Term Loan. The interest rate swaps have an aggregate fixed notional value of $800.0 million. The fixed rate paid by us is 2.85% and the variable rate received resets monthly to the one-month LIBOR rate.

(3)	Based on cash balances on hand as of March 31, 2020.

(4)
Represents last twelve months interest expense and commitment fee. The impact of amortization of deferred financing costs and discounts, capitalized interest and the change in fair market value of our interest rate swaps before we elected hedge accounting is excluded.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Three Months Ended March 31, 2020 and 2019

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Total Portfolio	Rooms	2020	2019	Pts Change		2020	2019	% Change	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change	2020	2019	Pts Change
Yucatán Peninsula	2,722	74.1%	85.1%	(11.0	)pts	$299.22	$301.80	(0.9)%	$221.58	$256.73	(13.7)%	$62,317	$70,213	(11.2)%	$24,935	$32,159	(22.5)%	40.0%	45.8%	(5.8	)pts
Pacific Coast	926	62.4%	75.8%	(13.4	)pts	$344.28	$347.85	(1.0)%	$214.92	$263.65	(18.5)%	21,155	25,570	(17.3)%	8,872	12,387	(28.4)%	41.9%	48.4%	(6.5	)pts
Dominican Republic	2,644	57.3%	71.9%	(14.6	)pts	$227.33	$233.66	(2.7)%	$130.21	$168.11	(22.5)%	35,596	33,075	7.6%	7,789	13,463	(42.1)%	21.9%	40.7%	(18.8	)pts
Jamaica	1,946	70.8%	83.1%	(12.3	)pts	$349.22	$350.47	(0.4)%	$247.17	$291.33	(15.2)%	51,436	59,147	(13.0)%	19,073	24,348	(21.7)%	37.1%	41.2%	(4.1	)pts
Total Portfolio	8,238	66.6%	80.1%	(13.5	)pts	$296.68	$304.88	(2.7)%	$197.55	$244.20	(19.1)%	$170,504	$188,005	(9.3)%	$60,669	$82,357	(26.3)%	35.6%	43.8%	(8.2	)pts

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Comparable Portfolio	Rooms	2020	2019	Pts Change		2020	2019	% Change	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change	2020	2019	Pts Change
Yucatán Peninsula	2,198	74.7%	86.3%	(11.6	)pts	$296.86	$300.45	(1.2)%	$221.89	$259.15	(14.4)%	$50,258	$57,503	(12.6)%	$19,805	$25,814	(23.3)%	39.4%	44.9%	(5.5	)pts
Pacific Coast	926	62.4%	75.8%	(13.4	)pts	$344.28	$347.85	(1.0)%	$214.92	$263.65	(18.5)%	21,155	25,570	(17.3)%	8,872	12,387	(28.4)%	41.9%	48.4%	(6.5	)pts
Dominican Republic	1,120	73.4%	89.3%	(15.9	)pts	$180.44	$236.50	(23.7)%	$132.44	$211.10	(37.3)%	15,986	24,592	(35.0)%	3,879	10,225	(62.1)%	24.3%	41.6%	(17.3	)pts
Jamaica	1,946	70.8%	83.1%	(12.3	)pts	$349.22	$350.47	(0.4)%	$247.17	$291.33	(15.2)%	51,436	59,147	(13.0)%	19,073	24,348	(21.7)%	37.1%	41.2%	(4.1	)pts
Total Comparable Portfolio	6,190	71.4%	84.3%	(12.9	)pts	$297.72	$310.03	(4.0)%	$212.61	$261.20	(18.6)%	$138,835	$166,812	(16.8)%	$51,629	$72,774	(29.1)%	37.2%	43.6%	(6.4	)pts
Highlights

Yucatán Peninsula

▪
Comparable Net Package RevPAR decreased 14.4% over the same period in prior year, driven by a decrease in Net Package ADR of 1.2% and a decrease in Occupancy of 1,160 basis points. We estimate COVID-19 negatively impacted Comparable Net Package RevPAR for the three months ended March 31, 2020 by 14.9%. Through the end of February, Comparable Net Package RevPAR increased 3.1% over the same period in prior year.

▪
Segment Comparable Owned Resort EBITDA. Our Comparable Owned Resort EBITDA for the three months ended March 31, 2020 decreased $6.0 million, or 23.3%, compared to the three months ended March 31, 2019. Owned Resort EBITDA and Comparable Owned Resort EBITDA were negatively impacted by approximately $7.5 and $6.2 million, respectively, due to the COVID-19 pandemic.

Pacific Coast

▪
Comparable Net Package RevPAR decreased 18.5% over the same period in prior year, driven by an decrease in Net Package ADR of 1.0% and partially offset by a decrease in Occupancy of 1,340 basis points. We estimate COVID-19 negatively impacted Comparable Net Package RevPAR for the three months ended March 31, 2020 by 17.4%. Through the end of February, Comparable Net Package RevPAR decreased 1.6% over the same period in prior year.

▪
Segment Comparable Owned Resort EBITDA. Our Comparable Owned Resort EBITDA for the three months ended March 31, 2020 decreased $3.5 million, or 28.4%, compared to the three months ended March 31, 2019. Comparable Owned Resort EBITDA was negatively impacted by approximately $2.6 million due to the COVID-19 pandemic.

Dominican Republic

▪
Comparable Net Package RevPAR decreased 37.3% over the same period in prior year, driven by a decrease in Occupancy of 1,590 basis points and a decrease in Net Package ADR of 23.7%. We estimate COVID-19 negatively impacted Comparable Net Package RevPAR for the three months ended March 31, 2020 by 13.2%.Through the end of February, Comparable Net Package RevPAR decreased 24.1% over the same period in prior year.

▪
Segment Comparable Owned Resort EBITDA. Our Comparable Owned Resort EBITDA for the three months ended March 31, 2020 decreased $6.3 million, or 62.1%, compared to the three months ended March 31, 2019. Owned Resort EBITDA and Comparable Owned Resort EBITDA were negatively impacted by approximately $3.8 and $1.5 million, respectively, due to the COVID-19 pandemic. Additionally, the negative press regarding the Dominican Republic in 2019 had a negative impact on results in this segment for the three months ended March 31, 2020.

Jamaica

▪
Comparable Net Package RevPAR decreased 15.2% over the same period in prior year, driven by a decrease in Net Package ADR of 0.4% and a decrease in Occupancy of 1,230 basis points. We estimate COVID-19 negatively impacted Comparable Net Package RevPAR for the three months ended March 31, 2020 by 16.3%. Through the end of February, Comparable Net Package RevPAR increased 3.7% over the same period in prior year.

▪
Segment Comparable Owned Resort EBITDA. Our Comparable Owned Resort EBITDA for the three months ended March 31, 2020 decreased $5.3 million, or 21.7%, compared to the three months ended March 31, 2019. Comparable Owned Resort EBITDA was negatively impacted by approximately $7.4 million due to the COVID-19 pandemic.

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